As filed with the Securities and Exchange Commission on November 1, 2016

Registration No. 333-82531

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-4 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MONSTER WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3906555
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

133 Boston Post Road, Building 15

Weston, Massachusetts 02493

(Address of principal executive offices including zip code)

Linda Galipeau

President

133 Boston Post Road, Building 15

Weston, Massachusetts 02493

(Name and address of agent for service)

(978) 461-8000

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-4 (File No. 333-82531) (the “Registration Statement”) of TMP Worldwide Inc. (n/k/a Monster Worldwide, Inc.) (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on July 9, 1999, which registered 8,120,427 shares of common stock, par value $0.001 per share of the Company.

On November 1, 2016, pursuant to an Agreement and Plan of Merger, dated as of August 8, 2016, by and among the Company, Randstad North America, Inc., a Delaware corporation (“Parent”), and Merlin Global Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, as a result of which the Company became a direct wholly-owned subsidiary of Parent (the “Acquisition”).

As a result of the Acquisition, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment pursuant to Rule 478 under the Securities Act of 1933, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but unsold under the Registration Statement as of the date hereof, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Weston, State of Massachusetts, on November 1, 2016.

MONSTER WORLDWIDE, INC.

By:	/s/ Linda Galipeau
	Name:	Linda Galipeau
	Title:	President

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.